EXHIBIT 99.1

MyDx Provides Positive Mid-Year Update as Part of Special Letter to Shareholders

MyDx Becomes One of Fastest Growing Companies in Chemical Detection Industry

Highlights:

  MyDx experiencing double-digit quarterly revenue growth following commercialization of first of four patented technologies
  Company’s increasing revenues and continued narrowing of losses clears path towards achieving profitability by year-end
  Enters into first major distribution agreement valued at approximately $4 million for its CannaDx chemical sensor instrument
  Expects to launch two new sensors by year-end, creating two entire new revenue channels
  Focusing on substantially decreasing long-term debt and strengthening balance sheet
  Seeking to aggressively expand sales and marketing initiatives for new products

LA JOLLA, Calif., June 07, 2016 (GLOBE NEWSWIRE) -- MyDx, Inc. (OTCQB:MYDX), one of the fastest growing companies in the chemical detection industry and the producer of the patented MyDx™ (My Diagnostic) product line, the first battery operated, handheld, chemical analyzer for consumers, today issued the following Special Letter to Shareholders from its Chairman and Chief Executive Officer Daniel Yazbeck.

“Dear Fellow Shareholders,

2016 is off to a strong start, and as we approach the mid-year mark I thought it would be helpful to summarize our progress since launching our multi-use MyDx chemical analyzer with the CannaDx sensor and App.  I will also cover the highlights of our newly accelerated goals for the balance of the year as well as an analysis of the chemical detection marketplace in whose context I believe the MyDx Analyzer can clearly shown to be a market leader.

Before I discuss our goals and strategies looking ahead, I think it is important and prudent for a management team to look back at our accomplishments over the past four years.  Rather than summarizing our many achievements, we thought it would be better communicated via a short video clip we compiled for our investors.  Please click the following link for a quick video summary of the many successes we have had over the past four years that has enabled us to get to where we are today: a much nimbler, stronger and, by far, one of the fastest growing companies in the chemical detection market.

Please click here: MYDX 4 Year Business Plan Accomplishments Video (http://www.globenewswire.com/NewsRoom/AttachmentNg/ba458e62-5a32-4900-8b8e-29aadd1f6b86)

MyDx Second Half 2016 Key Goals: New Product Launches, Continued Market Penetration and Profitable Growth

Company Prepares for New Products to Enter into Commercialization

On the R&D front, with the recent launch of the next-generation CannaDx SmartPhone App, which expanded our features and updated our database, we are now focusing our effort on the next MyDx Product to enter into commercialization: OrganaDxTM. This application is slated for commercial release by the fourth quarter of this year.

The OrganaDx sensor will help you Trust and Verify™ the safety of your fruits and vegetables. Specifically, OrganaDx will enable you to measure the pesticide levels in your food, ensuring that you and your family do not unknowingly consume any potentially cancer-causing pesticides. It will empower you to verify, on the spot, whether or not produce is safe for consumption. This is particularly important when buying non-organic produce that are known to be notoriously high in pesticides, commonly referred to as the “Dirty Dozen.”

The Company expects future sales of OrganaDx should be at a substantially higher margin than our initial product line, which means a strong and growing contribution to our bottom line earnings growth.

Continued Market Penetration

In April 2016, we announced the first of what we expect to be many major retail distribution deals for our leading technology.  Our initial agreement was with Nanolux Technology, Inc. (“Nanolux”), valued at over $4 million. Nanolux produces one of the world’s leading brands of horticultural lighting ballasts. With over 1,000 retail shops in its distribution network, it has an extensive footprint throughout the U.S. indoor agriculture and hydroponic marketplace concentrated in states with cannabis sales legalized in some form -- especially California as the nation’s largest legal cannabis market.

We are beginning to actively roll-out our MyDx Analyzers with CannaDx sensors, sales and marketing collateral along with product and sales training to those 1,000 retail shops. Those sales will begin to kick in during the current quarter and are expected to ramp-up steeply throughout the second half of the year, which will provide us with clear visibility of what the remainder of 2016 and even parts of 2017 will look like from a financial and operational perspective.

Increasing Demand for our Initial Product to Enter into Commercialization:  CannaDx

We see the market for CannaDx divided into three segments: consumer direct (primarily our online sales), and growers and dispensaries -- both of which we consider prosumers. With online sales strong and growing, and even at high rates globally, that leaves the dispensary market segment still untapped and on which we are aggressively working to sign one or more regional or national distribution deals similar in nature to that of Nanolux.

MyDx is Clearly Positioned for Profitable Growth

Financially, just since its launch in the third quarter of 2015, CannaDx sales have topped well over $500,000, nearly all of which has come through direct-to-consumer sales with minimal marketing effort or expense.

Our net loss has narrowed by approximately $1.6 million year-over-year from ($2.1 million) to ($544,000) in the first quarter ended March 31, 2016. Additionally, we are actively working to reconfigure our manufacturing and supply chain management to scale up for far higher volumes and to reduce unit costs.

Based on these factors, and with the expected new applications in the final stages of development and commercialization, as well as an anticipated jump in CannaDx revenues in the weeks and months ahead driven by retail distribution, we believe we can reach profitability by year end -- a significant milestone for MyDx.

Chemical Analyzer Marketplace: MyDx’s Growing Leadership Position

Bringing laboratory-based testing and analysis capability out of the lab and placing it in the palm of users’ hands is a common goal throughout the medical device (point of care) and many other industries.

In our industry, it is instructive to consider the hand-held chemical analyzer made by Thermo Fisher Scientific (“TMO”). TMO bills itself as the “world leader in serving science,” with revenues of $17 billion and more than 50,000 employees in 50 countries.

TMO developed and launched TruNarcTM, and while not identical in functionality to our CannaDx, it is fairly close, except that TruNarc is priced at close to $20,000 and has cost $400 million in R&D to develop.  Our CannaDx carries a $699 price tag while our multi-use MyDx Chemical Analyzer cost us under $7 million to develop, patent and deploy to market.  TMO’s move into the space validates the marketplace’s value, and we applaud however many millions of dollars it spends on sales and marketing since it serves to educate and build the market for both its products as well as our MyDx Analyzer.

MYDX Stock:  Significantly Undervalued

However, we understand we are one of the new entrants into the chemical detection space which is why we trade at such a low valuation compared to heavyweights such as Thermo Fisher.  However, if our past is any indication of what lies ahead for our Company and our shareholders, the Board of Directors and I, personally, strongly believe our stock price will adjust accordingly to our future achievements.  Once we achieve profitability and continue to grow at the pace we expect to, we believe our valuation should be closer to our competitors.  Thermo Fisher, for example, today trades at nearly 30 times 2017 earnings.  Once we provide our 2017 earnings expectations, we think you, as a long-term investor in MyDx, will be very pleasantly rewarded with the patience, confidence and support you have given our Company from the onset.  In fact, we believe the stock is so undervalued here that we are currently contemplating utilizing our excess cash flow to launch our first ever stock buyback program.  We will keep you updated on our Board’s decision on that initiative as soon as it is voted on.

In Summary

I trust this letter enables you to understand the sense of excitement and anticipation we at MyDx have on the outlook for the rest of 2016, and why we eagerly look forward to 2017.

If any of our investors will be in Southern California on Wednesday, June 8, please join us when I present the MyDx investment story and take questions at the 6th Annual LD Micro Invitational Investor Conference at 2:00 pm PDT / 5:00 pm EDT. The conference will be held at the Luxe Sunset Bel Air Hotel in Los Angeles and will feature nearly 200 companies in the small-cap universe. The presentation will be broadcast live, as well as archived on our website for 90 days. Hope to see you there.

Sincerely,

/s/ Daniel R. Yazbeck
Chairman and Chief Executive Officer
MyDx, Inc.

About MyDx
MyDx, Inc. (OTCQB:MYDX) is a chemical detection and sensor technology company based in San Diego, California whose mission is to help people Trust & Verify™ what they put into their minds and bodies. The Company has developed MyDx, a patented, affordable portable analyzer that provides real-time chemical analysis and fits in the palm of consumers’ hands. The multi-use MyDx leverages over a decade of established electronic nose technology to measure chemicals of interest. It owns a substantial and growing intellectual property portfolio of patents covering its technology. With its Canna sensor commercialized, it has four other sensors being developed in its lab that are compatible with the MyDx Analyzer and App. For more information, please visit www.cdxlife.com.

Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, our ability to complete our product testing and launch our product commercially, the acceptance of our product in the marketplace, the uncertainty of the laws and regulations relating to cannabis, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission, available at www.sec.gov.

Investor Contact:
Phillip Sugarman, VP - Investor Relations
Phone: 818-280-6800
psugarman@irpartnersinc.com